Exhibit 10.35
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”), dated the later of the dates indicated on the signature page hereto, by and between Verint Systems Inc. (the “Company”) and Douglas Robinson (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive are party to an Employment Agreement dated August 14, 2006 (as amended, the “Existing Agreement”); and
WHEREAS, the Company and the Executive wish to amend the Existing Agreement to make technical changes to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”).
NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Executive and the Company agree and hereby amend the Existing Agreement as follows:
1.	The first sentence of Section 2(a) is hereby deleted in its entirety and replaced with the following:

Beginning on December 11, 2006 and for the duration of the Employment Term, Executive shall serve as Chief Financial Officer and Principal Accounting Officer of the Company.

2.	Section 4 of the Agreement is hereby amended by deleting the last sentence of Section 4 of the Agreement and replacing the sentence with the following:

The Annual Bonus will be paid in accordance with the Company’s normal payroll practices for senior executive bonuses, but no later than the later of the 15th calendar day of the third month following the end of Executive’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) or the 15th calendar day of the third month following the end of the Company’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code).

3.	Section 8 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary, if the Company’s financial statements for any fiscal year or years beginning with the fiscal year in which this Agreement becomes effective are required to be restated due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Executive shall, at the request of the Committee, return or forfeit, as applicable, all or a portion (but no more than one-hundred percent (100%)) of any bonus or incentive award (including equity awards) made to Executive in respect of the fiscal year or years required to be restated. The amount to be recovered from Executive shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to Executive had the financial statements been initially filed as restated (including, but not limited to, the entire award), as determined by the Committee. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from Executive, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, or (iv) by any combination of the forgoing.

4.	Section 9(b)(iii)(B)(1) of the Agreement is hereby replaced in its entirety with the following:

A lump sum cash payment of the Base Salary, as in effect on the date of termination of Executive’s employment, equal to the greater of (x) twelve months or (y) the number of months until the expiration of the Employment Term determined as if such termination had not occurred, payable on the 60th calendar day following the termination of Executive’s employment.

5.	Section 9(b)(iii)(B)(2) of the Agreement is hereby replaced in its entirety with the following:

A lump sum cash payment equal to 150% of the average Annual Bonus actually paid for the three most recently completed years (or, if three years have not been completed, such fewer number of completed years, or, if no year has been completed, Target), payable on the 60th calendar day following termination of Executive’s employment.

6.	Section 9(b)(iii)(B)(3) of the Agreement is hereby replaced in its entirety with the following:

For 12 months following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health and life insurance benefits under a group health plan of Verint or a subsidiary of Verint provided that (i) the Executive timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules. The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

7.	The words “payable as soon as practicable following the date of termination” in Section 9(c)(ii)(B) are deleted and replaced with the following: “payable in a lump sum on the 60th day following termination of employment”.

8.	Section 9(c)(ii)(C) of the Agreement is hereby replaced in its entirety with the following:

For 12 months following the date of termination of employment, the Company will reimburse the Executive’s spouse and eligible dependents for the cost (on a grossed-up basis) of maintaining health and life insurance benefits for Executive’s spouse and eligible dependents under a group health plan of Verint or a subsidiary of Verint, provided that (i) Executive’s spouse and/or legal guardian for Executive’s eligible dependents timely elects the continuation of group health plan benefits under COBRA, (ii) Executive’s spouse and/or legal guardian for Executive’s eligible dependents makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules. The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Executive’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

9.	The words “payable as soon as practicable following the date of termination” in Section 9(d)(ii)(B) are deleted and replaced with the following: “payable in a lump sum on the 60th day following termination of employment”.

10.	Section 9(d)(ii)(C) of the Agreement is hereby replaced in its entirety with the following:

A lump sum cash payment equal to the greater of (i) six (6) months or (ii) the number of full and partial months from the date of termination of employment and until the date on which the Executive would be eligible to receive benefits under the Company’s long-term disability plan applicable to the Executive (but in no event more than 12 months) (such greater period, the “Overlap Period”) of the Base Salary, as in effect on the date of termination of Executive’s employment, payable on the 60th calendar day following termination of Executive’s employment.

11.	A new Section 9(d)(ii)(D) is hereby added to the Agreement with the following language:

For a period equal to the Overlap Period following the date of termination of employment, the Company will reimburse the Executive for the cost (on a grossed-up basis) of maintaining health and life insurance benefits under a group health plan of Verint or a subsidiary of Verint, provided that (i) the Executive timely elects the continuation of group health plan benefits under COBRA, (ii) the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage, and (iii) such reimbursement shall comply with the Reimbursement Rules. The parties acknowledge that this coverage will count towards the Company’s and such group health plan’s obligation to provide Executive with the right to continuation coverage pursuant to COBRA and that Executive will be able to continue such coverage at his or her own expense for the balance of the period provided under COBRA. For the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits.

12.	Section 9(j) of the Agreement is hereby amended by adding the following additional language at the end of Section 9(j):

If the release has not been executed and delivered to the Company within sixty (60) calendar days following termination of Executive’s employment, the Company will cease to have any obligations to make any payments or provide any benefits under Sections 9(b) and 9(d).

13.	Section 13(h) of the Agreement is hereby replaced in its entirety with the following:
(i) The Parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder comply with the provisions of Section 409A of the Code so as not to subject Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code. In furtherance thereof, to the extent that any provision hereof would result in Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the Parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; without materially changing the economic value of the arrangements under this Agreement to either Party; and thereafter the Parties interpret its provisions in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed.

(ii) Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) at the time of his or her separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Executive’s “separation from service” (within the meaning of Section 409A of Code) and (ii) Executive’s death.
(iii) Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.
(iv) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” (within the meaning of Section 409A of Code) and the regulations thereunder, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the termination date.
(v) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses and in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit (the “Reimbursement Rules”).

14.	Except as expressly amended hereby, the Existing Agreement shall remain in full force and effect in accordance with its terms.
15.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed by facsimile.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment No. 2 on the day and year first above written.

VERINT SYSTEMS INC.		EXECUTIVE

By	/s/ Jane O’Donnell	/s/ Douglas E. Robinson

	Name: Jane O’Donnell	Name: Douglas E. Robinson
	Title: SVP, HR	Date: 12/24/08
Date: 12/29/08